Exhibit 99.1

                         NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE APPOINTS MARK LAVELLE TO BOARD OF DIRECTORS
NEWARK, Del., April 3, 2019 -Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today announced the appointment of Mark Lavelle to its board of directors, effective April 1, 2019.

Mr. Lavelle brings more than 20 years of experience developing and scaling financial services, commerce, and information technology businesses. He currently serves as a senior vice president of commerce cloud at Adobe Inc. Mr. Lavelle previously served as chief executive officer of Magento Commerce and has also held roles at eBay Enterprise where he was senior vice president of product and eBay Inc. where he was senior vice president of strategy and partnerships. Prior to that, Mr. Lavelle served as senior vice president of strategy and business development at PayPal, Inc. and was co-founder and vice president of corporate development for Bill Me Later, Inc.

“Mr. Lavelle’s experience and expertise in risk management, operations, and strategic acquisitions will be a significant value add to the board and our company as we continue to grow the business,” said Raymond J. Quinlan, Chairman and CEO, Sallie Mae. “He joins a dynamic and diverse set of leaders who continue to set the course for Sallie Mae as a customer-centric, forward thinking consumer bank providing responsible financing to help consumers achieve their next goal.”

Mr. Lavelle currently serves on the board of Second Chance, a non-profit organization providing support and services in Baltimore, Md. Mr. Lavelle holds a Bachelor of Science degree in finance from Miami University in Oxford, Ohio.

For more information, visit www.SallieMae.com.

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Sallie Mae (NASDAQ: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:

Media:        Rick Castellano, 302-451-2541, rick.castellano@salliemae.com

Investors:     Brian Cronin, 302-451-0304, brian.cronin@SallieMae.com

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